Exhibit 99.2

lululemon athletica appoints William H. Glenn to its Board of Directors

Vancouver, Canada, December 6, 2012 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced that William H. Glenn has been appointed to the company’s Board of Directors. Mr. Glenn’s addition expands lululemon athletica’s board to 10 members.

Mr. Glenn is President of Global Commercial Services for American Express Company (NYSE: AXP). In his current role, he has overall responsibility for the businesses that serve American Express’ corporate clients – Global Corporate Payments and Global Business Travel. He has served in several leadership positions with American Express Company since joining the company in 2002 including President of Global Merchant Services and was named an Executive Officer in 2008. Mr. Glenn has also led the American Express Company’s efforts to expand Card acceptance in new categories such as business-to-business transactions and quick service restaurants. He also founded American Express Business Insights, the analytical and consulting organization within the company.

Before he joined American Express, Mr. Glenn served as President of Pepsi-Cola North America’s Food Service Division overseeing sales, marketing, operations, customer service and finance for the unit.

Chip Wilson, Founder and Chairman of the Board of Directors of lululemon athletica, commented, “Bill will be a valuable member of the Board, given his extensive experience with highly successful global brands. We have an outstanding Board of Directors and Bill’s ideas and opinions will help us in many areas, including our goal to bring lululemon to communities around the world.”

About lululemon athletica inc.

lululemon athletica (NASDAQ:LULU; TSX:LLL) is a yoga-inspired athletic apparel company that creates components for people to live long, healthy and fun lives. By producing products that keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.

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